UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  November 16, 2011

Aastrom Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Michigan	000-22025	94-3096597
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

24 Frank Lloyd Wright Drive, P.O. Box 376, Ann Arbor, Michigan	48106
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (734) 418-4400

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 16, 2011, Aastrom Biosciences, Inc. (the “Company”) entered into a project addendum (the “November Addendum”) to the Company’s master services agreement (the “Agreement”), made and entered into as of September 23, 2011 (the “Effective Date”), by and between the Company and a contract research organization (“CRO”), for the performance of clinical development services in connection with certain clinical research programs the Company may conduct.  Pursuant to the November Addendum, CRO will provide clinical development services related to a multicenter, randomized, double-blind, placebo-controlled, parallel group study to evaluate the efficacy, safety and tolerability of autologous tissue repair cells in patients with critical limb ischemia.

Pursuant to the Agreement, CRO agrees to provide to the Company the services identified and described in each project addendum, including the November Addendum, in compliance with the respective project protocol, the terms and conditions of the Agreement, the terms and conditions of the applicable project addendum, CRO’s standard operating procedures and all applicable laws, rules and regulations.  The Company agrees to pay CRO for all services performed under the Agreement and any project addendum, including the November Addendum, in accordance with the rates for such services set forth in the applicable project addendum.  The Company also agrees to reimburse CRO for certain out-of-pocket expenses incurred in connection with the performance of services.

The Agreement has a term of three years from the Effective Date, unless extended by mutual written agreement by the parties.  Each project addendum shall be effective upon the date signed by the last signatory thereto and shall terminate upon (a) the completion of the services to be provided thereunder and (b) CRO’s receipt of all fees and payments due to CRO related to the services provided thereunder (unless earlier terminated in accordance the termination provisions of the Agreement).  The Agreement and any project addendum, including the November Addendum, may be terminated with or without cause by the Company upon thirty days prior written notice.  CRO may terminate the Agreement with or without cause upon thirty days prior written notice at any time during which no project addenda are then in effect.  Either party may terminate the Agreement upon the uncured material breach of a material provision of the Agreement (including any project addendum) that is not cured within thirty days after notice of breach sent by the non-breaching party to the breaching party.  In addition, either the Company or CRO may terminate the Agreement upon the occurrence of an insolvency event with respect to the other party, including any voluntary or involuntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law.  The termination of the Agreement by either party would automatically terminate all project addenda, including the November Addendum, unless otherwise agreed in writing.  Upon termination, CRO agrees to cooperate with the Company to provide for an orderly wind-down of the services.

The Agreement provides that the Company will indemnify CRO and its agents from and against any and all damages, losses and other liabilities and expenses incurred by CRO under indemnity obligations imposed upon it by a third party, as approved by the Company, relating to the Agreement or any services provided by CRO thereunder, except for claims arising from the negligence or intentional misconduct on the part of CRO or its agents, or a breach of the Agreement by CRO or its agents.  CRO shall indemnify, defend and hold harmless the Company and its agents from and against any and all damages, losses and other liabilities and expenses incurred in connection with any claim to the extent arising from the negligence or intentional misconduct of CRO or its agents.

The November Addendum may be assigned by either party without the prior written consent of the other party except to a successor-in-interest to the party’s business; however, CRO may assign the November Addendum, or subcontract all or part of the services, to an affiliate of CRO.

In addition to the foregoing, the Agreement and the November Addendum contain customary terms and conditions, including, but not limited to provisions related to confidentiality, record storage, and intellectual property.  The foregoing summary is qualified in its entirety by the text of the Agreement and the November Addendum, which are attached hereto as Exhibits 10.1 and 10.2, respectively, each with portions omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.  Exhibits 10.1 and 10.2 are redacted copies of the Agreement and the November Addendum and are incorporated herein by reference.  There are no material relationships between the Company and CRO other than in respect of the Agreement (including the November Addendum thereunder).

Item 9.01. Financial Statements and Exhibits.

(d)         Exhibits.

Exhibit Number	Description
10.1*	Master Services Agreement by and between the Company and CRO, made and entered into as of September 23, 2011 (the “Master Services Agreement”)
10.2*	Project Addendum to the Master Services Agreement, dated as of November 16, 2011

* Application has been made with the Securities and Exchange Commission to seek confidential treatment of certain provisions.  Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aastrom Biosciences, Inc.

Date: November 22, 2011	By:	/s/ Tim M. Mayleben
Name: Tim M. Mayleben
Title: Chief Executive Officer and President

Index to Exhibits

Exhibit Number	Description
10.1*	Master Services Agreement by and between the Company and CRO, made and entered into as of September 23, 2011 (the “Master Services Agreement”)
10.2*	Project Addendum to the Master Services Agreement, dated as of November 16, 2011

* Application has been made with the Securities and Exchange Commission to seek confidential treatment of certain provisions.  Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.